Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING’S BOARD OF DIRECTORS APPROVES

SPIN-OFF OF GAMING AND LEISURE PROPERTIES, INC.

Wyomissing, PA (September 26, 2013) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming” or the “Company”) announced today that its Board of Directors has approved, subject to certain terms and conditions, the tax-free spin-off (the “spin-off”) to its shareholders of substantially all of the Company’s real property assets through the distribution of the shares of common stock of its subsidiary, Gaming and Leisure Properties, Inc. (“GLPI”).  Each Penn National Gaming shareholder will receive one share of common stock of GLPI for every share of Penn National Gaming common stock held by such shareholder at the close of business on October 16, 2013, the record date for the spin-off.   The distribution is expected to be made on November 1, 2013.  Following the spin-off, the Company will continue to be listed on the NASDAQ Stock Market under the symbol “PENN,” and GLPI expects to list its common stock on the NASDAQ Stock Market under the symbol “GLPI.”

Holders of the Company’s common stock as of the record date will not be required to take any action to participate in the spin-off.  GLPI has filed a registration statement (File No. 333-188608) with the U.S. Securities and Exchange Commission (the “SEC”) for the proposed transaction (as amended, the “Registration Statement”).  Investors are encouraged to read the Registration Statement because it contains more complete information about GLPI and its separation from the Company, including information regarding exchanges with certain shareholders of the Company, senior management and relationship with Penn National Gaming, financial information and disclosures regarding GLPI’s capital structure, as well as a detailed description of the conditions that must be satisfied in order to proceed with the proposed transaction.

The completion of the proposed transaction is contingent upon receipt of approvals from gaming regulators in certain states where the Company has operations, as well as other conditions.  On September 19, 2013, the Company announced that it believes the approval by the Indiana Gaming Commission (“IGC”) for Penn National Gaming to proceed with its related financings is the only remaining gaming agency approval required prior to consummation of the separation and that such approval is expected within the Company’s timeline to complete the transaction.  The Company believes that no further regulatory approvals will be required by the other 26 agencies that have jurisdiction over its gaming and racing operations prior to the consummation of the separation and distribution of shares of GLPI common stock.  The approvals received from each regulatory agency remain subject to continuing compliance with each agency’s regulations and transaction approvals and conditions.  No assurance can be given as to the receipt or timing of the remaining regulatory approval or whether any of the 27 regulatory agencies may require the Company or GLPI to provide additional information or obtain additional approvals.

The completion of the spin-off is subject to other conditions in addition to the receipt of regulatory approvals including, without limitation, the Registration Statement being declared effective by the SEC, the completion of the related financings needed to fund each of the Company and GLPI, the continuing validity of the factual representations underlying the private letter ruling from the Internal Revenue Service (“IRS”), and the receipt of certain opinions from legal and tax advisors, all of which conditions are described in further detail in the Registration Statement.  The Company previously received a private letter ruling from the IRS related to the tax treatment of the separation and the qualification of GLPI as a real estate investment trust (“REIT”).  The private letter ruling is subject to certain qualifications, including the accuracy of the representations and statements made by the Company to the IRS.

Following the spin-off, GLPI intends to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with the 2014 taxable year, and to declare a one-time taxable cash and stock dividend in January 2014 to distribute any accumulated earnings and profits (“E&P”) attributable to any pre-REIT years to comply with certain REIT qualification requirements.  Penn National Gaming estimates that the GLPI dividend will total approximately $1.05 billion, or $11.92 per share of GLPI common stock at declaration of the E&P dividend, and will be paid in a combination of cash and GLPI common stock.  As a REIT, GLPI will be required to distribute at least 90% of its annual taxable income as dividends which, based on pro forma 2013 guidance provided on July 23, 2013, are estimated to be approximately $2.32 per share annually.

Based on Penn National Gaming’s current real estate portfolio, GLPI is expected to own immediately after the separation the real estate associated with 21 casino facilities, which have a total of over 3,219 acres of land and 6.6 million square feet of building space, including two facilities currently under development in Dayton and Youngstown, Ohio.  GLPI would lease back to Penn National Gaming 19 of these casino facilities and own and operate, through taxable REIT subsidiaries, two gaming facilities located in Baton Rouge, Louisiana and Perryville, Maryland.

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-eight facilities in eighteen jurisdictions, including Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities currently feature approximately 34,500 gaming machines, 850 table games, 2,900 hotel rooms and 1.6 million square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming believes that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the proposed separation of GLPI from the Company, including our ability to timely receive all necessary consents and approvals and satisfy all conditions to the consummation of the spin-off, the anticipated timing of the proposed spin-off, the expected tax treatment of the proposed transaction, the ability of each of the post spin Company and GLPI to conduct and expand their respective businesses following the proposed spin-off, and the diversion of management’s attention from traditional business concerns; our ability to raise the capital necessary to finance the spin-off, including the redemption of our existing debt and preferred stock obligations, the anticipated cash portion of GLPI’s special E&P dividend and transaction costs; and other factors as discussed in the Registration Statement, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC. The Company does not intend to update publicly any forward-looking statements except as required by law.

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